INVESTMENT SUB-ADVISORY AGREEMENT

AGREEMENT made as of the 29th day of June 2006, by and among James Investment Research, Inc., an Ohio corporation located at 1349 Fairgrounds Road, Xenia, Ohio 45385 (the “Sub-Adviser”), Sincere Investment Management, LLC, a Delaware limited liability company located at P.O. Box 5920, Holliston, Massachusetts 01746 (the “Manager”), and Advisors Series Trust, a Delaware statutory trust located at 615 East Michigan Street, Milwaukee, WI 53202 (the “Trust”), on behalf of Sincere Advisor Small Cap Fund, a series of the Trust (the “Fund”).

WHEREAS, the Manager and its affiliates are engaged in the business of creating and marketing mutual funds; and

WHEREAS, the Sub-Adviser is engaged in the business of rendering investment advice; and

WHEREAS, the Manager and the Sub-Adviser are each registered as investment advisors under the Investment Advisers Act of 1940; and

WHEREAS, the Fund is a separate series of the Trust having separate assets and liabilities; and

WHEREAS, the Fund has retained the Manager to render certain management services to the Fund pursuant to an Investment Management Agreement dated as of June 29, 2006 (the “Management Agreement”); and

WHEREAS, the Fund and the Manager have retained the Sub-Adviser to render investment advisory services to the Fund pursuant to this Investment Sub-Advisory Agreement (the “Agreement”).

NOW, THEREFORE, WITNESSETH: That it is hereby agreed among the parties hereto as follows:

1.	APPOINTMENT OF SUB-ADVISER.

(a)
Acceptance. The Sub-Adviser is hereby appointed and the Sub-Adviser hereby accepts the appointment, on the terms herein set forth and for the compensation herein provided, to act as investment adviser to the Fund.

(b)
Independent Contractor. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Fund.

(c)
The Sub-Adviser’s Representations. The Sub-Adviser represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. The Sub-Adviser represents, warrants and agrees that it is registered as an adviser under the Investment Advisers Act of 1940, as amended.

(d)
The Manager’s Representations. The Manager represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement. The Manager further represents, warrants and agrees that it has the authority under the Management Agreement to appoint the Sub-Adviser. The Manager further represents and warrants that it has received a copy of Part II of the Sub-Adviser’s Form ADV. The Manager further represents and warrants that the Fund is either (i) excluded from the definition of the term “pool” under Section 4.5 of the General Regulations under the Commodity Exchange Act (“Rule 4.5”), or (ii) a qualifying entity under Rule 4.5(b) for which a notice of eligibility has been filed.

(e)
Plenary authority of the Board of Trustees. The Sub-Adviser and Manager both acknowledge that the Fund is a mutual fund that operates as a series of the Trust under the authority of the Board of Trustees.

(f)
The Trust’s Representations. The Trust represents, warrants and agrees that it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

2.	PROVISION OF INVESTMENT SUB-ADVISORY SERVICES.

The Sub-Adviser will provide for the Fund a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of the Fund, as established by the Fund and the Manager and provided to the Sub-Adviser in writing. The current policies, objectives and restrictions are attached hereto as Exhibit A. From time to time, the Manager or the Fund may provide the Sub-Adviser with written copies of additional or amended investment policies, guidelines and restrictions, which shall become effective at such time as agreed upon by all parties. The Sub-Adviser will manage the investment and reinvestment of the assets in the Fund, and perform the functions set forth below, subject to the overall supervision, direction, control and review of the Manager, consistent with the applicable investment policies, guidelines and restrictions, or any directions or instructions delivered to the Sub-Adviser in writing by the Manager or the Fund from time to time, and further subject to the plenary authority of the Fund’s Board of Trustees. Consistent with Exhibit A, or unless otherwise directed in writing by the Manager or the Fund, the Sub-Adviser shall have full discretionary authority to manage the investment of the assets in the Fund, including the authority to purchase, sell, cover open positions, and generally to deal in securities, financial and commodity futures contracts, options, short-term investment vehicles and other property comprising or relating to the Fund.

In addition, the Sub-Adviser will, at its own expense:

(a)
advise the Manager and the Fund in connection with investment policy decisions to be made by it regarding the Fund and, upon request, furnish the Manager and the Fund with non-proprietary research, economic and statistical data in connection with the Fund’s investments and investment policies;

(b)
if the value of a security must be determined in accordance with the Trust’s fair value pricing procedures, submit such reports and information as the Manager or the Fund may reasonably request to assist the Fund’s custodian (the “Custodian”) in its determination of the market value of securities held in the Fund ;

(c)	place orders for purchases and sales of portfolio investments for the Fund;

(d)	give instructions to the Custodian concerning the delivery of securities and transfer of cash for the Fund;

(e)
maintain and preserve the records relating to its activities hereunder required by applicable law to be maintained and preserved by the Fund’s investment adviser, to the extent not maintained by the Manager or another agent of the Fund, and the Sub-Adviser hereby agrees that all records which it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund copies of any such records upon the Fund’s request;

(f)
as soon as practicable after the close of business each day but no later than 11:00 a.m. Eastern time the following business day, provide the Custodian with copies of trade tickets for each transaction effected for the Fund, provide copies to the Manager and the Fund upon request, and promptly forward to the Custodian copies of all brokerage or dealer confirmations;

(g)
as soon as practicable following the end of each calendar month, provide the Manager and the Fund with written statements showing all transactions effected for the Fund during the month, a summary listing all investments held in the Fund as of the last day of the month, and such other information as the Manager or the Fund may reasonably request in connection with any accounting or marketing services that the Manager provides for the Fund;

(h)
absent specific instructions to the contrary provided to it by the Manager or the Fund, and subject to its receipt of all necessary voting materials, vote all proxies with respect to investments of the Fund in accordance with the Sub-Adviser’s proxy voting policy as most recently provided to the Manager;

(i)
To the extent reasonably requested by the Trust, use its best efforts to assist the Chief Compliance Officer of the Trust in respect of Rule 38a-1 under the 1940 Act, as amended (the “1940 Act”) including, without limitation, providing the Chief Compliance Officer of the Trust with (a) current copies of the compliance policies and procedures of the Sub-Adviser in effect from time to time (including prompt notice of any material changes thereto), (b) a summary of such policies and procedures in connection with the annual review thereof by the Trust required under Rule 38a-1, and (c) upon request, a certificate of the chief compliance officer of the Sub-Adviser to the effect that the policies and procedures of the Sub-Adviser are reasonably designed to prevent violation of the Federal Securities Laws (as such term is defined in Rule 38a-1); and

(j)
Except as permitted by the Trust’s policies and procedures, not disclose but shall treat confidentially all information in respect of the portfolio investments of the Fund, including, without limitation, the identification and market value or other pricing information of any and all portfolio securities or other financial instruments held by the Fund, and any and all trades of portfolio securities or other transactions effected for the Fund (including past, pending and proposed trades). The Trust and the Manager acknowledge that the Sub-Adviser acts as adviser to other funds and accounts with portfolios substantially similar to the Fund’s portfolio, and agree that the Sub-Adviser’s actions in the ordinary course of managing those funds and accounts shall not constitute disclosure of the Fund’s portfolio investments.

The Trust or its agent will provide information to the Sub-Adviser regarding such matters as inflows to and outflows from the Fund and the cash requirements of, and cash available for investment in, the Fund every morning before the New York Stock Exchange (NYSE) opens. Each day the NYSE is open, the Fund or its agent will provide the Sub-Adviser with copies of the following reports: 1) an NAV Impact of Price Changes report, 2) a Statement of the Fund Assets and Liabilities, 3) a Daily Price Variance Report (in both dollars and percentage charges), 4) a Schedule of Portfolio Holdings, 5) a Stale Price Report (showing securities with no change in price or no price available), and such other information as may be reasonably necessary or appropriate in order for the Sub-Adviser to perform its responsibilities hereunder. These reports will be emailed to the Sub-Adviser as requested before the NYSE opens.

The Manager and the Trust acknowledge that the Sub-Adviser is not responsible for any fund accounting, including NAV calculations, and is not required to value securities except to the extent that the Sub-Adviser is requested to participate in a fair value determination. Furthermore, the Sub-Advisor is not required to produce any regulatory reports that the Fund is required to file with regulators or deliver to shareholders, such as an annual or semi-annual report or any quarterly filings with the SEC, but will reasonably cooperate with the Fund and the Manager with the preparation of such reports.

The Manager and the Trust acknowledge that the Sub-Adviser is not responsible for any activities generally performed by a mutual fund accountant, transfer agent, custodian, fund administrator, fund underwriter or distributor.

The Manager hereby delegates to the Sub-Adviser the Manager’s discretionary authority to exercise voting rights with respect to the securities and investments of the Fund. The Sub-Adviser’s proxy voting policies shall comply with any rules or regulations promulgated by the SEC. The Sub-Adviser shall maintain and preserve a record, in an easily-accessible place for a period of not less than three (3) years (or longer, if required by law), of the Sub-Adviser’s voting procedures, of the Sub-Adviser’s actual votes, and such other information required for the Fund to comply with any rules or regulations promulgated by the SEC. The Sub-Adviser shall supply updates of this record to the Manager or any authorized representative of the Manager, or to the Fund on a quarterly basis (or more frequently, if required by law). The Sub-Adviser shall provide the Manager and the Fund with information regarding the policies and procedures that the Sub-Adviser uses to determine how to vote proxies relating to the Fund. The Fund may request that the Sub-Adviser vote proxies for the Fund in accordance with the Fund’s proxy voting policies.

3.	ALLOCATION OF EXPENSES.

Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Trust and Manager agree that the Fund or the Manager shall pay all expenses of the Fund unless the expense is specifically assumed by the Sub-Adviser.

The Sub-Adviser specifically agrees that with respect to its services rendered to the Fund, the Sub-Adviser shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary to fulfill its obligations as Sub-Adviser, and (ii) the costs of any special Board of Trustees meetings or shareholder meetings convened for the primary benefit of the Sub-Adviser, provided such costs are pre-approved in writing by the Sub-Adviser . If the Manager has agreed, or in the future agrees, to limit the operating expenses of the Fund, the Manager shall also be solely responsible on a monthly basis for any operating expenses that exceed the agreed upon expense limit. Any fee waiver or expense reimbursement by the Manager will not alter the Manager’s obligations under this Agreement. Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Fund and the Manager in the Management Agreement or any other agreement to which they are parties.

4.	SUB-ADVISORY FEES.

For all of the services rendered with respect to the Fund as herein provided, the Manager shall pay to the Sub-Adviser a fee (for the payment of which the Fund shall have no obligation or liability), based on the Current Net Assets of the Fund (as defined below), as set forth in Schedule B attached hereto and made a part hereof. Such fee shall be accrued daily and payable quarterly, as soon as practicable after the last day of each calendar quarter. In the case of termination of this Agreement with respect to the Fund during any calendar month, the fee with respect to such Portfolio accrued to, but excluding, the date of termination shall be paid promptly following such termination. For purposes of computing the amount of advisory fee accrued for any day, “Current Net Assets” shall mean the Fund’s net assets as of the most recent preceding day for which the Fund’s net assets were computed.

5.	PORTFOLIO TRANSACTIONS.

In connection with the investment and reinvestment of the assets of the Fund, the Sub-Adviser is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Fund’s portfolio (the “Portfolio”) and to use all reasonable efforts to obtain the best available price and most favorable execution with respect to all such purchases and sales of portfolio securities for said Portfolio. The Sub-Adviser shall maintain records adequate to demonstrate compliance with the requirements of this section. Subject to the policies as the Board of Trustees of the Fund may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Adviser shall have the right to follow a policy of selecting brokers who furnish brokerage and research services to the Fund or to the Sub-Adviser and who charge a higher commission rate to the Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. The Sub-Adviser shall determine in good faith that such higher cost was reasonable in relation to the value of the brokerage and research services provided and shall make reasonable reports regarding such determination and description of the products and services obtained if so requested by the Fund.

The Manager and the Trust authorize and empower the Sub-Adviser to direct the Custodian to open and maintain brokerage accounts for securities and other property (all such accounts hereinafter called “brokerage accounts”) for and in the name of the Fund and to execute for the Fund as its agent and attorney-in-fact standard customer agreements with such broker or brokers as the Sub-Adviser shall select as provided above. The Sub-Adviser may, using such of the securities and other property in the Fund as the Sub-Adviser deems necessary or desirable, direct the Custodian to deposit for the Fund original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such brokerage accounts and to such brokers as the Sub-Adviser deems desirable or appropriate. The Sub-Adviser shall cause all securities and other property purchased or sold for the Fund to be settled at the place of business of the Custodian or as the Custodian shall direct. All securities and other property of the Fund shall remain in the direct or indirect custody of the Custodian. The Sub-Adviser shall notify the Custodian as soon as practicable of the necessary information to enable the Custodian to effect such purchases and sales.

The Sub-Adviser further shall have the authority to instruct the Custodian (i) to pay cash for securities and other property delivered to the Custodian for the Fund, (ii) to deliver securities and other property against payment for the Fund, and (iii) to transfer assets and funds to such brokerage accounts as the Sub-Adviser may designate, all consistent with the powers, authorities and limitations set forth herein. The Sub-Adviser shall not have authority to cause the Custodian to deliver securities and other property, or pay cash to the Sub-Adviser except as expressly provided herein.

6.	LIABILITY; STANDARD OF CARE.

The Sub-Adviser, its affiliates, agents, officers and directors and employees, shall be indemnified by the Manager against all liabilities, losses or claims (including reasonable expenses arising out of defending such liabilities, losses or claims):

(a)
arising from Fund’s or the Manager’s directions to the Sub-Adviser or Custodian, or brokers, dealers or others with respect to the making, retention or sale of any investment or reinvestment hereunder; or

(b)	arising from the acts or omissions of the Manager, the Custodian or the Fund, their respective affiliates, agents or employees;

except for any such liability or loss which is due to the gross negligence willful misconduct, or lack of good faith of the Sub-Adviser, its affiliates, agents, officers, directors and employees, or the Sub-Adviser’s reckless disregard of its duties and obligations. The Sub-Adviser, its affiliates, agents, officers, directors and employees shall also be without liability hereunder, and indemnified by the Manager, for any action taken or omitted by it in good faith and without gross negligence.

The Sub-Adviser shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the investment policies, guidelines and restrictions of the Fund; shall act at all times in the best interests of the Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise.

It is agreed that the Sub-Advisor shall have no responsibility or liability for the accuracy or completeness of the Trust’s Registration Statement under the 1940 Act or the Securities Act of 1933, as amended, except for information supplied by the Sub-Advisor for inclusion therein.

However, the Sub-Adviser shall not be obligated to perform any service not described in this Agreement, and shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved.

7.	TERM AND TERMINATION OF THIS AGREEMENT; NO ASSIGNMENT

(a)  This Agreement shall go into effect as to the Fund on the date set forth above and shall, unless terminated as hereinafter provided, continue in effect for a period of two years. This Agreement shall continue in effect thereafter for additional periods not exceeding one (l) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Trustees of the Trust who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the 1940 Act;

(b)  This Agreement may be terminated by the Trust on behalf of the Fund at any time without payment of any penalty, by the Board of Trustees of the Trust, by the Manager, or by vote of a majority of the outstanding voting securities of a Fund without the payment of any penalties, upon sixty (60) days’ written notice to the Sub-Adviser, and by the Sub-Adviser upon sixty (60) days’ written notice to the Fund and the Manager. In the event of a termination, the Sub-Adviser shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Trustees or the Manager, transfer any and all books and records of the Fund maintained by the Sub-Adviser on behalf of the Fund; and

(c)  This Agreement shall terminate automatically in the event of any transfer or assignment thereof, as defined in the 1940 Act. This Agreement will also terminate in the event that the Management Agreement is terminated.

(d)  The indemnification provisions of section 6 of this Agreement shall survive termination of the Agreement.

8.	SERVICES NOT EXCLUSIVE.

The services of the Sub-Adviser to the Manager and the Fund are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, officers and employees of the Sub-Adviser and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment advisory clients.

9.	AGGREGATION OF ORDERS.

Nothing in this Agreement, shall preclude the combination of orders for the sale or purchase of portfolio securities of the Fund with those for other accounts managed by the Sub-Adviser or its affiliates, if orders are allocated in a manner deemed equitable by the Sub-Adviser among the accounts and at a price approximately averaged. The Sub-Adviser agrees that (i) it will not aggregate transactions unless aggregation is consistent with its duty to seek best execution; (ii) no account will be favored over any other account; each account participating in an aggregated order will participate at the average share price for all transactions in that security or a given business day, with transaction costs shared pro-rata based on each account’s participation in the transaction; and (iii) it will prepare, before entering an aggregated order, a written statement (the “Allocation Statement”) specifying the participating accounts and how it intends to allocate the order among those accounts or follow a standing written allocation procedure. Notwithstanding the foregoing, the order may be allocated on a basis different from that specified in the Allocation Statement if all accounts receive fair and equitable treatment and the different allocation is explained in writing and is approved in writing by the Sub-Adviser’s compliance officer no later than one hour after the opening of the markets on the trading day following the day the order was executed.

10.	NO SHORTING; NO BORROWING.

The Sub-Adviser agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund. This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Sub-Adviser or any trust, pension, profit-sharing or other benefit plan for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the 1940 Act. The Manager agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund's assets in connection with any borrowing not directly for the Fund's benefit. For this purpose, failure to pay any amount due and payable to the Fund for a period of more than thirty (30) days shall constitute a borrowing.

11.	AMENDMENT.

No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by all parties and shareholder approval if required under the 1940 Act.

12.	NONPUBLIC PERSONAL INFORMATION.

Notwithstanding any provision herein to the contrary, the Sub-Adviser hereto agrees on behalf of itself and its directors, trustees, shareholders, officers, and employees (1) to treat confidentially and as proprietary information of the Fund (a) all records and other information relative to the Fund’s prior, present, or potential shareholders (and clients of said shareholders) and (b) any Nonpublic Personal Information, as defined under Section 248.3(t) of Regulation S-P (“Regulation S-P”), promulgated under the Gramm-Leach-Bliley Act (the “G-L-B Act”), and (2) except after prior notification to and approval in writing by the Trust, not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, or as otherwise permitted by Regulation S-P or the G-L-B Act, and if in compliance therewith, the privacy policies adopted by the Trust and communicated in writing to the Sub-Adviser. Such written approval shall not be unreasonably withheld by the Trust and may not be withheld where the Sub-Adviser may be exposed to civil or criminal contempt or other proceedings for failure to comply after being requested to divulge such information by duly constituted authorities.

13.	ANTI-MONEY LAUNDERING COMPLIANCE.

The Sub-Adviser acknowledges that, in compliance with the Bank Secrecy Act, as amended, the USA PATRIOT Act, and any implementing regulations thereunder (together, “AML Laws”), the Trust has adopted an Anti-Money Laundering Policy. The Sub-Adviser agrees to comply with the Trust’s Anti-Money Laundering Policy and the AML Laws, as the same may apply to the Sub-Adviser, now and in the future. The Sub-Adviser further agrees to provide to the Trust and/or the Fund’s administrator such reports, certifications and contractual assurances as may be reasonably requested by the Trust. The Trust may disclose information regarding the Sub-Adviser to governmental and/or regulatory or self-regulatory authorities to the extent required by applicable law or regulation and may file reports with such authorities as may be required by applicable law or regulation.

14.	CERTIFICATIONS; DISCLOSURE CONTROLS AND PROCEDURES.

The Sub-Adviser acknowledges that, in compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the implementing regulations promulgated thereunder, the Trust and the Fund are required to make certain certifications and have adopted disclosure controls and procedures. To the extent reasonably requested by the Trust, the Sub-Adviser agrees to use its best efforts to assist the Trust and the Fund in complying with the Sarbanes-Oxley Act and implementing the Trust’s disclosure controls and procedures. The Sub-Adviser agrees to inform the Trust of any material development related to the Fund that the Sub-Adviser reasonably believes is relevant to the Fund’s certification obligations under the Sarbanes-Oxley Act.

15.	NOTIFICATION

The Sub-Advisor agrees that it will provide immediate notice to the Manager and Fund about any changes in the employment status of all investment management personnel involved in the management of the Fund, material changes in the investment process used to manage the Fund and any changes in senior management, operations material to the Fund or ownership of the Sub-Advisor.

16.	NOTICES.

Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

MANAGER:	Sincere Investment Management, LLC P.O. Box 5920 Holliston, MA 01746 Attn: Richard Sincere

SUB-ADVISER:	James Investment Research, Inc. 1349 Fairgrounds Road Xenia, OH 45385 Attn: Thomas Mangan

FUND:	Advisors Series Trust On behalf of Sincere Advisor Small Cap Fund 615 East Michigan Street Milwaukee, WI 53202 Attn: Secretary

17.	SEVERABILITY.

If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

18.	CAPTIONS.

The caption in this Agreement are not included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

19.	GOVERNING LAW.

This agreement shall be governed by, and construed in accordance with, the laws of the state of Delaware without giving effect to the conflict of laws principles of Delaware or any other jurisdiction; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

SINCERE INVESTMENT MANAGEMENT, LLC By: /s/ Richard Sincere Name: Richard Sincere Title: President

JAMES INVESTMENT RESEARCH, INC. By: /s/ [illegible] James Name: Title: Chairman

ADVISORS SERIES TRUST On behalf of Sincere Advisor Small Cap Fund By: /s/ Douglas G. Hess Name: Douglas G. Hess Title: Treasurer

EXHIBIT A

INVESTMENT GUIDELINES

Investment Objective and Policies

The goal of the Fund is to provide long-term capital appreciation by investing primarily in equity securities.

The Fund emphasizes the purchase of equity securities of small capitalization companies, defined as those companies with market capitalizations of $1.5 billion or less at the time of purchase. This capitalization range and other non-fundamental policies may be changed from time to time, as disclosed in the Fund’s then current registration statement. Under normal market conditions, at least 80% of the Fund’s net assets (plus any borrowings for investment purposes, if any) will be invested in equity securities of companies believed to have these characteristics. Equity securities may include, but are not limited to, common stocks, convertible securities and American Depository Receipts (“ADRs”). In addition, the Fund may invest up to 10% of its assets in foreign issuers through the use of depository receipts such as ADRs.

At the discretion of the Sub-Adviser, the Fund may invest up to 100% of its assets in cash, cash equivalents, and high-quality, short-term debt securities and money market instruments for temporary defensive purposes.

Investment Restrictions

As a matter of fundamental policy, the Fund is diversified. The Fund’s investment objectives are also fundamental.

In addition, the Fund may not:

1.
Issue senior securities, borrow money or pledge its assets, except that (i) the Fund may borrow from banks in amounts not exceeding one-third of its total assets (including the amount borrowed); and (ii) this restriction shall not prohibit the Fund from engaging in options transactions or short sales;

2.	Act as underwriter (except to the extent the Fund may be deemed to be an underwriter in connection with the sale of securities in its investment portfolio);

3.	Invest more than 25% of its net assets, calculated at the time of purchase and taken at market value, in securities of issuers in any one industry (other than U.S. Government securities);

4.
Purchase or sell real estate unless acquired as a result of ownership of securities (although the Fund may purchase and sell securities which are secured by real estate and securities of companies which invest or deal in real estate);

5.
Purchase or sell physical commodities, unless acquired as a result of ownership of securities or other instruments and provided that this restriction does not prevent the Fund from engaging in transactions involving currencies and futures contracts and options thereon or investing in securities or other instruments that are secured by physical commodities; or

6.	Make loans of money (except for through the lending of its portfolio securities, purchases of debt securities consistent with the investment policies of the Fund and except for repurchase agreements).

The Fund observes the following restrictions as a matter of operating but not fundamental policy. Except as noted below, the Fund may not:

1.	Purchase securities on margin, except such short-term credits as may be necessary for the clearance of transactions and except that the Fund may borrow money from banks to purchase securities;

2.  Make investments for the purpose of exercising control or management; or

3.
Make any change in its investment policies of investing at least 80% of its net assets under normal circumstances in the investments suggested by the Fund’s name without first providing the Fund’s shareholders with at least 60 days’ prior notice.

SCHEDULE B

FEES

Series of Advisors Series Trust	Annual Fee Rate
Sincere Advisor Small Cap Fund	0.50% of average current net assets of the Fund